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                                                                    Exhibit 23.1



The Board of Directors
SUPERVALU INC.:

We consent to incorporation by reference in the registration statements No. 33-28310, No. 33-16934, No. 2-56896, No. 33-50071, No. 333-10151, No. 333-24813,
No. 333-72851, and No. 333-61365 on Form S-8 and No. 33-56415 on Form S-3 of
SUPERVALU INC. of our reports dated April 5, 1999, relating to the consolidated balance sheet of SUPERVALU INC. and subsidiaries as of February 27, 1999, and the related consolidated statement of earnings, stockholders' equity, and cash flows for the fiscal year then ended, and the related schedules, which reports appear in the 1999 annual report on Form 10-K of SUPERVALU INC.

KPMG Peat Marwick LLP



/s/ KPMG Peat Marwick LLP


Minneapolis, Minnesota
April 14, 1999